UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 ON
                                    FORM S-8
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          VALERO ENERGY CORPORATION
              (Exact name of issuer as specified in its charter)

                Delaware                               74-1828067
       (State or jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                Identification No.)



                                One Valero Place
                            San Antonio, Texas 78212
                                (210) 370-2000
                   (Address of principal executive offices)

             Diamond Shamrock, Inc. 1987 Long Term Incentive Plan
               Diamond Shamrock, Inc. Long-Term Incentive Plan
        Total Petroleum (North America) Ltd. 1990 Stock Incentive Plan
              Ultramar Corporation 1992 Long-Term Incentive Plan
          Ultramar Diamond Shamrock Corporation Amended and Restated
                          1996 Long-Term Incentive Plan
   Ultramar Diamond Shamrock Corporation Non-Employee Director Equity Plan,
                     as amended effective January 1, 2000
                       UDS 401(k) Retirement Savings Plan
        Ultramar Diamond Shamrock Corporation Nonqualified 401(k) Plan
                            (Full title of the Plans)


                               JAY D. BROWNING
                    Vice President and Corporate Secretary
                            Valero Energy Corporation
                                One Valero Place
                           San Antonio, Texas 78212
                   (Name and address of agent for service)
 Telephone number, including area code, of agent for service: (210) 370-2000

Calculation of Registration Fee


---------------  --------------  ---------------  -------------  --------------
 Title of Each
    Class of                        Proposed        Proposed
   Securities        Amount          Maximum         Maximum        Amount of
     To Be            To Be      Offering Price     Aggregate     Registration
   Registered    Registered(1)(3)   Per Share    Offering Price      Fee(2)
--------------  ---------------- --------------- --------------- --------------

Common stock,
Par value $0.01  7,940,000
per share        shares           N/A              N/A             N/A

Preferred
Share Purchase
Rights (4)


------------------------------------------------------------------------------
(1) The number of shares registered is based on upon an estimate of the maximum number of shares of Valero Energy Corporation ("Valero") issuable under the Diamond Shamrock, Inc. 1987 Long Term Incentive Plan, Diamond Shamrock, Inc. Long-Term Incentive Plan, Total Petroleum (North America) Ltd. 1990 Stock Incentive Plan, Ultramar Corporation 1992 Long-Term Incentive Plan, Ultramar Diamond Shamrock Corporation Amended and Restated 1996 Long-Term Incentive Plan, Ultramar Diamond Shamrock Corporation Non-Employee Director Equity Plan, as amended effective January 1, 2000, UDS 401(k) Retirement Savings Plan, and Ultramar Diamond Shamrock Corporation Nonqualified 401(k) Plan, in each case of Ultramar Diamond Shamrock Corporation (collectively, the "Plans").

(2) The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing with the U.S. Securities and Exchange Commission (the "SEC") of the Registration Statement on Form S-4 of Valero (File No. 333-61756) on May 25, 2001.

(3) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.

(4)   No separate consideration will be received for the Rights.

-------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

            Valero Energy Corporation, a Delaware corporation ("Valero"), hereby amends its Registration Statement on Form S-4 (File No. 333-61756), which was declared effective on August 23, 2001 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of common stock, par value $0.01 per share, that are issuable by Valero upon the exercise of stock options granted under the Diamond Shamrock, Inc. 1987 Long Term Incentive Plan, Diamond Shamrock, Inc. Long-Term Incentive Plan, Total Petroleum (North America) Ltd. 1990 Stock Incentive Plan, Ultramar Corporation 1992 Long-Term Incentive Plan, Ultramar Diamond Shamrock Corporation Amended and Restated 1996 Long-Term Incentive Plan, Ultramar Diamond Shamrock Corporation Non-Employee Director Equity Plan, as amended effective January 1, 2000, UDS 401(k) Retirement Savings Plan, and Ultramar Diamond Shamrock Corporation Nonqualified 401(k) Plan, in each case of Ultramar Diamond Shamrock Corporation ("UDS") (collectively, the "Plans"). All such shares of Valero common stock were originally registered on the Form S-4.

            On December 31, 2001, UDS merged with and into Valero pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 6, 2001, by and between Valero and UDS. Pursuant to the Merger Agreement, at the effective time of the merger, each share of common stock of UDS issued and outstanding immediately prior to the effective time of the merger, subject to certain exceptions, was converted into the right to receive shares of Valero common stock, cash or a combination thereof; shares of UDS common stock converted into the right to receive Valero common stock entitled the holder thereof to receive a number of shares of Valero common stock (and associated preferred stock purchase rights) based on the exchange ratio of 1.3826 shares of Valero common stock for such each share of UDS common stock exchanged in the merger. In addition, each option to acquire shares of UDS common stock granted pursuant to the Plans that was outstanding and unexercised immediately prior to the effective time was converted into an option to acquire shares of Valero common stock (and associated preferred stock purchase rights), as adjusted to reflect the exchange ratio.

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.
            ----------------

Item 2.     Registrant Information and Employee Plan Annual Information.
            -----------------------------------------------------------

            The documents containing the information specified in Item 1 of Part I of Form S-8 and the statement of availability of registrant information and other information required by Item 2 of Part I of Form S-8 will be sent or given to participants in the Plans as required by Rule 428 under the Securities Act. Such documents are not required to be and are not filed with the SEC pursuant to Rule 424 of the Securities Act and the Note to Part I of Form S-8. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.
            ---------------------------------------

            The SEC allows Valero to incorporate by reference the information that Valero discloses in its filings with the SEC. Incorporation by reference means that Valero can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that Valero files with the SEC will automatically update and supersede this information. The following documents previously filed by Valero with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference (all documents SEC File No. 1-13175):

        (a)    Annual Report on Form 10-K for the fiscal year ended December 31,
2000

        (b) Annual Report of the UDS 401(k) Retirement Savings Plan on Form 11-K for the fiscal year ended December 31, 2000

        (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001

        (d)    Current Reports on Form 8-K dated (i) May 15, 2000 (filed May 30,
2000) (as amended on June 1, 2000 and August 17, 2001), (ii) May 6, 2001 (filed May 10, 2001), (iii) June 4, 2001 (filed June 4, 2001), and (iv) December 31, 2001 (filed January 11, 2001); and

        (e) The description of Valero common stock contained in Valero's registration statement on Form 8-A filed on July 9, 1997, as amended, and in Valero's registration statement on Form S-1, File No. 333-27013, and any amendments thereto filed for the purpose of updating such description, and the description of Valero's preferred share purchase rights contained in Exhibit C to Valero's registration statement on Form S-8, File No. 333-31709, filed on July 21, 1997, and any amendments thereto filed for the purpose of updating such description.

             Any document filed by Valero pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or that de-registers all the securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.
            -------------------------

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.
            --------------------------------------

            In connection with the filing of the Registration Statement, Jay D. Browning, Esq. has rendered an opinion to the Company upon the legality of the Common Stock being registered hereunder. Mr. Browning beneficially owns shares of common stock of the Company and options to purchase additional shares of common stock. At the time of rendering such opinion, Mr. Browning beneficially owned approximately 28,804 shares of Valero common stock and unexercisable options to purchase approximately 7,566 additional shares of Valero common stock. Also at such time, Mr. Browning was connected with the Company in that he was Vice President and Corporate Secretary of the Company.

Item 6.     Indemnification of Directors and Officers.
            -----------------------------------------

            Valero's Restated Certificate of Incorporation provides that Valero will indemnify its directors and officers to the full extent of the corporation's ability to indemnify them under the Delaware General Corporation Law ("DGCL"). Each director or officer of Valero who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of Valero or is or was serving at the request of Valero as a director or officer, is indemnified by Valero against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith. The rights of directors and officers to indemnification include the right to be paid by Valero the expenses incurred in defending any such proceeding in advance of its final disposition, though if the DGCL requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to Valero of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the applicable provisions of the DGCL.

            The Valero Board of Directors may cause Valero to indemnify, to the same extent allowed for directors and officers of Valero, employees or agents of Valero, or any other person who is or was serving at the request of Valero as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, benefit plan, non-profit or charitable organization or other enterprise.

            Valero has in force and effect a policy insuring the directors and officers of Valero against losses which they or any of them shall become legally obligated to pay for by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers, such coverage being limited by the specific terms and provisions of the insurance policy.

Item 7.     Exemption From Registration Claimed.
            -----------------------------------

            Not applicable.

Item 8.     Exhibits and Item 8 Undertaking.
            -------------------------------

4.1 Description of Valero's common stock and preferred share purchase rights (contained in Item 3(e) of Part II of this Form S-8)

5.1 Opinion of Jay D. Browning, Esq., as to the legality of the securities being registered (including Consent of Counsel)*

23.1  Consent of Arthur Andersen LLP, San Antonio, Texas*

23.2  Consent of Arthur Andersen LLP, San Antonio, Texas*

23.3  Consent of PricewaterhouseCoopers LLP, Houston, Texas*

23.4  Consent of Counsel (included in Exhibit 5.1)*

* Filed herewith

Valero submitted the UDS 401(k) Retirement Savings Plan, or RS Plan, to the Internal Revenue Service ("IRS") on November 30, 2001 for a determination that the RS Plan is qualified under Section 401 of the Internal Revenue Code and will make all changes required by the IRS to so qualify the RS Plan. The RS Plan came into existence in 1998 from a merger of four predecessor plans.

Item 9.     Undertakings.
            ------------

        (a)    Valero hereby undertakes:
               -------------------------

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to
--------  -------
information required to be included in a post-effective amendment by those paragraphs that is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and,

                (4) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this post-effective amendment no. 1 on Form S-8 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on January 28, 2002.

                                    VALERO ENERGY CORPORATION


                                    By:   /s/ John D. Gibbons
                                          -------------------
                                          John D. Gibbons
                                          Executive Vice President and
                                          Chief Financial Officer


      Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 1 on Form S-8 to the registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.




        SIGNATURE                       TITLE                         DATE


  /s/ William E. Greehey     Chairman of the Board, President   January 10, 2002
--------------------------     and Chief Executive Officer
    William E. Greehey         (Principal Executive Officer)


   /s/ John D. Gibbons       Executive Vice President and       January 28, 2002
--------------------------      Chief Financial Officer
     John D. Gibbons           (Principal Financial and
                                 Accounting Officer)



    /s/ E. Glenn Biggs          Director                        January 10, 2002
--------------------------
      E. Glenn Biggs


    /s/ W.E. Bradford           Director                        January 10, 2002
--------------------------
      W.E. Bradford


  /s/ Ronald K. Calgaard        Director                        January 10, 2002
--------------------------
    Ronald K. Calgaard

  /s/ Donald M. Carlton         Director                        January 10, 2002
--------------------------
    Donald M. Carlton


   /s/ Jerry D. Choate          Director                        January 10, 2002
--------------------------
     Jerry D. Choate


      /s/ W.H. Clark            Director                        January 10, 2002
--------------------------
        W.H. Clark


  /s/ Robert G. Dettmer         Director                        January 10, 2002
--------------------------
    Robert G. Dettmer


  /s/ Ruben M. Escobedo         Director                        January 10, 2002
--------------------------
    Ruben M. Escobedo


      /s/ Bob Marbut            Director                        January 12, 2002
--------------------------
        Bob Marbut


/s/ Susan Kaufman Purcell       Director                        January 10, 2002
--------------------------
  Susan Kaufman Purcell


   /s/ Bill Richardson          Director                        January 10, 2002
--------------------------
  William B. Richardson

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT     DESCRIPTION
-------     -----------

4.1 Description of Valero's common stock and preferred share purchase rights (contained in Item 3(e) of Part II of this Form S-8)

5.1 Opinion of Jay D. Browning, Esq., as to the legality of the securities being registered (including Consent of Counsel)

23.1        Consent of Arthur Andersen LLP, San Antonio, Texas

23.2        Consent of Arthur Andersen LLP, San Antonio, Texas

23.3        Consent of PricewaterhouseCoopers LLP, Houston, Texas

23.4        Consent of Counsel (included in Exhibit 5.1)